Exhibit 10.15

DATED 1st January 2001

THE NEW LEP TECHNOLOGY AGREEMENT

CAMBRIDGE DISPLAY TECHNOLOGY LIMITED(1)

THE UNIVERSITY OF CAMBRIDGE(2)

CONFIDENTIAL TREATMENT REQUESTED: INFORMATION FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED IS OMITTED FROM THIS DOCUMENT. SUCH OMISSIONS ARE NOTED BY “[**]”. AN UNREDACTED VERSION OF THIS DOCUMENT HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION.

THIS AGREEMENT is made as of the first day of January 2001

BETWEEN:

(1)	CAMBRIDGE DISPLAY TECHNOLOGY LIMITED a company incorporated in England (Registered No. 2672530) and whose registered office is at Greenwich House, Madingley Rise, Madingley Road, Cambridge CB3 OHJ (‘CDT’); and

(2)	THE UNIVERSITY OF CAMBRIDGE of The Old Schools, Trinity Lane, Cambridge CB2 ITS (‘University’).

WHEREAS:

A	CDT and the University entered into the LEP Technology Deed (Later Phase) dated 16 May 1994, as subsequently amended, (‘LEP Technology Deed’).

B	CDT and the University now wish to replace the LEP Technology Deed with this New LEP Technology Agreement, in order to extend the scope of the LEP Technology Deed to include Technology other than LEP Technology, where this originates from CDT developed materials, and to add background support from CDT for the University’s activities.

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Agreement, unless the context otherwise requires, the following expressions shall have the following meanings, namely:

‘LEP’	electro-luminescent devices with polymer light emitting layers.

‘Term’	from the date of this Agreement until 31 December 2005, unless terminated in accordance with clause 7. The agreement may also be extended by mutual agreement.

‘Scientists’	those employees and Students of the University working on externally funded research into LEP technology in the Optoelectronics Research Group run by Professor Richard Friend of the Cavendish Laboratory at the University.

‘LEP Technology’	technical information, know-how, manufacturing techniques, data, knowledge, specifications of materials, formulae, inventions (whether or not patented or patentable), techniques, processes, systems, results of experimentation, designs (whether or not registered or registerable), statistics, records and other information (whether or not recorded in any material form) developed by the Scientists during the Term in the Field in the course of research projects funded by CDT or derived substantially from CDT’s materials or background technology.

‘Funding Agreements’	the Agreements referred to in Schedule One.

‘Funded LEP Technology’	such LEP Technology which constitutes ‘Foreground Information’ and ‘Foreground Patents’ as defined in the Funding Agreements (and owned by the University pursuant to such Funding Agreements) and LEP Technology equivalent to such ‘Foreground Information’ and ‘Foreground Patents’ in other funding agreements governing research by the Scientists in the Field entered into by the University during the Term with the prior written consent of CDT which CDT shall, upon receipt by CDT of a copy of any such proposed funding agreement, provide promptly and which shall not be withheld except where CDT can demonstrate to the University that any such agreement between the University and a competitor of CDT could reasonably be expected to place CDT at a competitive disadvantage. For the avoidance of doubt, where the University has provided CDT with a copy of any proposed funding agreement and CDT has not responded to the University within four weeks, CDT will be deemed to have given its consent to the agreement notwithstanding that it has not provided written consent.

‘CDT LEP Technology’	all LEP Technology not being Funded Technology.

‘Field’	the field of light emitting, light sensing or photovoltaic diodes comprising Organic Materials, and displays and arrays that incorporate such diodes but excluding (a) transistors comprising Organic Materials and (b) the All Polymer Displays Field

‘Organic Materials’	any materials comprising polymers or organic molecules

‘All Polymer Displays Field’	the field of active matrix displays, which incorporate light emitting diodes driven by thin film transistors on the pixels of the display matrix, both of which comprise conjugated polymer semiconductors. Such active matrix displays may also include light sensing diodes comprising conjugated polymer semiconductors that are used to adjust the light intensity emitted by the light emitting diodes or for touch screen applications, and use less than 5 TFTs perlight sensing diode. Transistors that are used as row and column drivers of the display are not included in the All Polymer Displays Field

‘Wider Field’	the field of electro-active conjugated polymers derived from CDT developed polymer materials, or developed in CDT’s facilities, excluding LEP devices.

‘Proprietary Rights’	all rights whether actual, potential or contingent or other including copyright, registered designs, design rights, letters patent and applications therefore (including without limitation the right to have patents granted on such applications and the right to claim priority from such applications when filing further applications in the UK or overseas), know-how and all other equivalent intellectual and industrial property arising anywhere in the world and capable of legal protection in whatsoever jurisdiction and all rights, powers and privileges and immunities conferred on the proprietor including without limitation the right to sue for damages and other remedies in respect of infringement of such rights.

‘Students’	those students of the University who have agreed in writing to comply with the terms of this Agreement.
2.	COMMUNICATION

(1)	The University shall be in regular communication with CDT, and meetings shall be held at regular intervals as agreed between the University and CDT in order to review the progress of the development of all LEP Technology, and work in the Wider Field. The University will in addition submit to CDT brief annual reports showing progress of such work and shall allow CDT access to all developments in LEP Technology as and when they arise.

(2)	CDT and the University will conduct an annual review of newly granted patents and assess the relative value to CDT’s commercial activities and agree on assignment/conveyance terms and conditions where necessary.

(3)	CDT will provide to the University brief annual reports of intellectual property and patents arising from the interaction between the University and CDT. This obligation shall survive Termination.

(4)	The University and CDT will each appoint a liaison officer to be responsible for maintaining effective communication between the University and CDT.

(5)	The University’s obligations in clause 2(1) above shall be subject to such restrictions on disclosure that exist in the Funding Agreements, and to restrictions in any funding agreement governing research in the Wider Field.

3.	FUNDED LEP TECHNOLOGY

(1)	The University agrees to keep CDT informed at regular intervals of the University’s proposals (subject to clause 3(2) below) in connection with the exploitation of Funded LEP Technology and shall:

(a)	give CDT opportunity to negotiate the terms of exploitation by CDT of Funded LEP Technology before negotiating terms of exploitation with a third party.

(b)	not place CDT at a disadvantage in any respect when compared with a third party in relation to negotiating the terms of exploitation of the Funded LEP Technology, subject only to CDT offering a comparable commercial proposal for such exploitation.

(c)	not unreasonably refuse to grant to CDT a licence for CDT to exploit Funded LEP Technology.

(2)	Where the terms of the Funding Agreements allow and provided that all relevant procedural requirements in the Funding Agreements have been complied with CDT may at any time require the University to assign the whole or part of any Funded LEP Technology to CDT and vest all Proprietary Rights in the same in CDT subject only to CDT undertaking in respect of such funded LEP Technology to discharge the obligations of the University arising from the Funding Agreements. Subject as stated above in this clause 3(2) the University undertakes as soon as reasonably practicable following CDT’s request to comply with the terms of Clause 4 below in relation to such Funded LEP Technology as if references to CDT LEP Technology in that Clause were for the purposes of this Clause substituted with references to such Funded LEP Technology. CDT will make payments referred to in clause 4 (5) in respect of any technology assigned to CDT under this provision.

4.	CDT LEP TECHNOLOGY

(1)	CDT will at its own expense use all reasonable endeavours to exploit the CDT LEP Technology by such means as in CDT’s opinion are reasonably suitable in the circumstances.

(2)	All CDT LEP Technology shall be the sole and absolute property of CDT and all Proprietary Rights in the same shall vest in CDT absolutely and to the extent that such Proprietary Rights do not as a matter of law automatically vest in CDT.

(a)	the University shall at the request and cost of CDT assign the same as beneficial owner to CDT and until such assignment the University shall lend its name and shall use reasonable efforts to procure that any applicable Scientists lend their name to any action in connection with such CDT LEP Technology and Proprietary Rights.

(b)	The University shall use reasonable efforts to procure that all Scientists engaged in developing CDT LEP Technology shall enter into all documents and do all such acts and things as may be necessary to assure to CDT the full benefit intended to be received by it under this agreement to vest the Proprietary Rights in all CDT LEP Technology in CDT absolutely as beneficial owner.

(3)	The University will at the cost and request of CDT take reasonable steps to assist CDT and shall use reasonable efforts to procure that all Scientists engaged in developing CDT LEP Technology shall if necessary take steps to assist CDT in applying for patents in respect of any CDT LEP Technology in the United Kingdom or abroad (in the name of CDT) or other similar protection in any part of the world.

(4)	Nothing in the Agreement shall prejudice the rights of any employee of the University pursuant to the Patents Act 1977 and the University shall indemnify and hold CDT harmless in respect of any claim made by any employee or former employee of the University pursuant to Section 40 of the Patents Act 1977 and shall pay and discharge the amount of any such claim from University funds.

(5)	In the event that CDT its agents assigns or licensees commercially exploits LEP Technology or LEP Technology developed after 15 November 1995 under the LEP Technology Deed in any commercialised product or service, CDT shall make an appropriate payment to the University or its designated nominee in recognition of the assignment of the proprietary rights in such LEP Technology pursuant to the LEP Technology Deed and this Agreement. The nature and timing of such payment will be negotiated in good faith by CDT and the University and shall provide for remuneration to the University or its nominee at a reasonable commercial rate, taking into account prevailing market conditions and the commercial potential of the Technology in question. In the event of a disagreement the matter shall be referred to a single arbitrator to be agreed by the parties but in default of such agreement nominated by the President of the Licensing Executive Society. The arbitrator’s decision shall be final and binding.

(6)	In recognition of CDT’s rights to exploit the CDT LEP Technology, CDT will provide background support for general research purposes in the Optoelectronics Group in the Cavendish Laboratory. This annual support shall be [**] for 2001, and will be reviewed by agreement in September each year. Payments will be made quarterly in advance. CDT is keen to sponsor specific projects aimed at improving its knowledge of the supporting science to the LEP programme, and also to be in a position to capitalise on any new initiatives that might arise out of successful research into associated fields. Such sponsorship will be covered by separate agreements.

(7)	CDT will continue to supply materials to the University but in view of the extremely high cost of CDT materials the University are encouraged to restrict the size of batches requested and to minimise waste. Batches of less than an agreed maximum size initially 2.5gms will be supplied free of charge. Larger batches will be charged for at a rate to be advised from time to time. This charge will be below the standard CDT charge rate for supply of materials to other Academic Institutions.

5.	ACTIVITY IN THE WIDER FIELD.

(1)	In addition, CDT will, upon reasonable notice and consistent with a previously agreed upon work plan outlining a common CDT/University purpose for such, perform a limited amount of testing and analytical work supporting the University’s research in the Wider Field. CDT-sponsored work in the Wider Field undertaken by the University will be covered by separate agreements and, as proscribed in such agreement(s) between the parties, may require test and analytical activities, as well.

(2)	Where CDT has provided materials, or access to its facilities, then the University, to the extent that it is free to do so, will grant a right to exploit, by the issue of a royalty-bearing, with no up-front fee, non-exclusive licence relating to the results of research into the Wider Field on fair and reasonable terms.

6.	CONFIDENTIALITY

(1)	The University shall have the right to publish or otherwise publicly disclose LEP Technology but in order to give CDT an opportunity to determine if patentable inventions are disclosed, copies of articles of the University reporting on such studies shall be provided to CDT prior to publication. The University shall supply CDT with such copies 60 (sixty) days prior to the anticipated publication dated and CDT shall inform the University within 30 (thirty) days from receipt of such copies whether in its judgement the intended article contains information which should be made the subject of a patent application. The contributions of employees of CDT to any such publication shall be appropriately reflected in each such publication.

(2)	In the Wider Field, excluding LEP Technology, the University will inform CDT 60 days in advance of the submission of any papers, to provide sufficient time for negotiation and compromise should the inventions, or results concerned have a possible negative impact on CDT’s activities.

(3)	CDT shall be entitled to make any disclosures under suitable confidentiality agreements of CDT LEP Technology which it may consider necessary or appropriate for the purposes of use, commercial exploitation, production or protection of the CDT LEP Technology including but not limited to the taking out of such patents as CDT may consider necessary, consultations with CDT’s advisers or negotiations with any parties interested in the commercial exploitation of the CDT LEP Technology.

(4)	Save as stated in Clauses 6(1) and (2) above CDT and the University each undertake:

(a)	to hold the LEP Technology as absolutely secret (except such parts thereof as may already be in the public domain or shall come into the public domain other than by default of that party) and will not disclose or permit to be disclosed to any other person firm or corporation; and

(b)	use all reasonable endeavours to keep the same secure and protected against theft, damage, loss or unauthorised access; and

(c)	ensure that access to the LEP Technology is restricted to its employees and ensure that such employees are made aware of CDT’s and the University’s obligations under this Clause.

(5)	Under no circumstances will any registered student of the University be delayed or prevented from submitting to the University for examination as part of the requirements for a degree a thesis or dissertation based on the LEP Technology.

(6)	The terms of this Clause 7 shall apply after termination for a period of 5 years.

7.	TERMINATION

(1)	This Agreement should continue throughout the Term unless terminated by either party giving to the other no less than six months written notice.

(2)	Termination of this Agreement pursuant to Clause 8(1) above shall be without prejudice to any rights or obligations which shall have accrued to either party prior to such termination and shall not effect any clauses or sub-clauses expressly stated to apply after such termination and in particular (without limitation) CDT will continue to be entitled to Proprietary Rights in the CDT LEP Technology already accrued at the time at the time of termination in accordance with Clause 4.

(3)	CDT will continue to report annually on the status of patents as defined in clauses 2(2), whilst such patents remain active, and notify the University in advance if it intends to discontinue its interest in such patents.

(4)	Either party may terminate this agreement should the other party fail to remedy a breach of this agreement within 30 days of formal notice of such breach in writing.

8.	WARRANTIES

The University hereby warrants to CDT that the University has full right and capacity to enter into this Agreement upon the terms hereof.

9.	SEVERANCE

The invalidity or unenforceability for any reason of any part of this Agreement shall not prejudice or affect the validity or unenforceability of the remainder.

10.	NOTICES

Any notice consent or the like required to be given to any party in connection with this Agreement shall be in writing and shall be sent by pre-paid first class post or recorded delivery or registered post to the address of such party herein set out or at such changed address as shall for that purpose be notified to the other party and every such notice consent and the like shall be deemed to have been given within seventy two hours of posting.

11.	HEADINGS

The headings in this Agreement are for reference purposes only.

12.	ASSIGNMENT

This Agreement may not be assigned to a third party by either party except by mutual consent.

13.	AGREEMENT

This Agreement shall not be construed as creating a partnership or as conferring upon any party hereto any right or power to act on behalf of or to bind the other in any way.

14.	PROPER LAW

This Agreement shall be governed by and construed in accordance with the laws of England. The parties hereby submit to the jurisdiction of the English courts.

AS WITNESS the hands of the parties or their duly authorised representatives have executed this document as an Agreement the day and year first before written.

SIGNED on behalf of	)
CAMBRIDGE DISPLAY TECHNOLOGY LIMITED	)

/s/ David Fyfe
David Fyfe C.E.O.

In the presence of:

/s/ J. Burroughes

Signed on behalf of the CHANCELLOR, MASTERS	)
AND SCHOLARS of the UNIVERSITY OF CAMBRIDGE	)

/s/ David Secher
Dr. David Secher Director of Research Services.

in the presence of:	)

/s/ Margaret Perry